Exhibit 99.1
News Release

Date: October 7, 2008 Nalco Defines Earnings Impacts of Hurricanes; Preliminary Third Quarter Sales Strong	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) today announced that impacts from hurricanes Gustav and Ike are expected to lower pre-tax income by about $10 million and $2 million in the third and fourth quarters, respectively, dampening the benefits of continued sales strength.

At the Adjusted EBITDA level, which excludes write-off losses from hurricane damage, Nalco estimates that results will be reduced by $8 to $9 million for the year. Expected revenue losses totaling $14 million, heavily concentrated in Nalco's Energy Services segment, account for the majority of the Adjusted EBITDA impact. In addition to earnings lost from the missed sales, expenses grew due to hurricane-induced raw material disruptions, freight increases, container and inventory write-offs and expenses from plant closings during the hurricanes.

Nalco is today declaring force majeure and allocation restrictions on products containing ethylene oxide as a result of limits imposed by the Company's raw material suppliers following the recent hurricanes. A separate force majeure is also declared for products containing tetrapotassium pyrophosphate (TKPP) as a result of unrelated raw material supply disruption. Customers likely to be impacted by these restrictions will be notified individually.

"These hurricane impacts, atop increases in raw material costs, threaten our attainment of our previously communicated target of 8 percent growth in Adjusted EBITDA for the year," said Bradley J. Bell, Executive Vice President and Chief Financial Officer. "While we have undertaken a variety of cost reduction actions, we would require some relief in raw material costs later this year to hit this level of profitability." The Company maintains insurance for hurricane risks that are aligned with prudent industry practices. It currently is analyzing any potential recoveries, which are subject to sizable deductibles and would be unlikely to settle in 2008.

Bell said that previously communicated Free Cash Flow projections are at some risk as a result of hurricane impacts and an inventory build that has not yet reversed.

More positively, Bell noted that a look at preliminary sales for the third quarter indicated that demand for the Company's end products and services remained strong, tracking nicely ahead of recent trends. "Among other benefits, our services and technologies help customers save money on energy, water, maintenance and other costs, bringing a strong defensive element to our portfolio. This gives us a great advantage going into what is increasingly seen as a weaker economy leading into 2009," he said. "Combined with a balance sheet that has no meaningful refinancing requirements until November 2010, we are well-positioned for ongoing success."

Nalco will release full third-quarter 2008 sales and earnings results after market close on Oct. 28. At 10 a.m. ET on Oct. 29, the Company will hold a conference call and live audio-only Webcast led by Nalco Chairman, President and Chief Executive Officer J. Erik Fyrwald and other senior management team members to discuss these results.

Note: Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company's debt covenants. Free Cash Flow, also a non-GAAP measure, is defined as Cash from Operations less Capital Expenditures and less Minority Interest.

About Nalco

Nalco is the world's leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability World Index. More than 11,500 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2007, Nalco achieved sales of more than $3.9 billion. For more information visit www.nalco.com.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or  value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.